Exhibit 10.34

2023 omnibus incentive compensation plan

award agreement

THIS Award agreement IS IMPORTANT AND SHOULD BE KEPT IN A SAFE PLACE

THIS IS TO CERTIFY THAT __________ (the Participant) is the holder of the following award (the Award) of restricted stock units (RSUs) granted by Lifezone Metals Limited (the Company) under the 2023 Omnibus Incentive Compensation Plan (the Plan), representing an unfunded and unsecured promise to deliver fully paid ordinary shares in the capital of the Company (the Shares) to the Participant, where 1 RSU represents the right to receive 1 Share.

DATE OF GRANT:	[date] 2023

NUMBER OF RSUs:	[ ]

CALL PRICE PER RSU:	$0.0001 per RSU

PERFORMANCE CONDITIONS:

If at any time during the Measurement Period (as defined below), the daily VWAP of the Shares for any 20 trading days (which may or may not be consecutive) during a 30-day consecutive trading period, equals or exceeds:

(i)	$[●] per Share, then 33% of the RSUs will vest rounded down to the nearest Share (Tranche 1);

(ii)	$[●] per Share, then an additional 33% of the RSUs will vest rounded down to the nearest Share (Tranche 2); and

(iii)	$[●] per Share, then the remaining RSUs will vest (Tranche 3).

MEASUREMENT PERIOD:	The period of five years commencing on the Date of Grant and ending on the fifth anniversary of the Date of Grant

VESTING DATES:	Subject to satisfaction of the Performance Conditions, the Award will vest at the following times:

(i)	Tranche 1 [at the end of the applicable 30-day consecutive trading period] OR [at the end of the applicable 30-day consecutive trading period or, if later, on the first anniversary of the Date of Grant],

(ii)	Tranche 2 at the end of the applicable 30-day consecutive trading period or, if later, on the [first] anniversary of the Date of Grant; and

(iii)	Tranche 3 at the end of the applicable 30-day consecutive trading period or, if later, on the [first] anniversary of the Date of Grant.

LOCK-UP PERIOD: MALUS AND CLAWBACK PERIOD:	[if applicable under the Business Combination Agreement] [two years from Vesting (or such longer period provided for under any applicable policy of the Company and its affiliates)]

The Award is governed by the terms and conditions set forth in this Award Agreement (including the Appendix) and the Plan (as amended and restated from time to time).

Terms defined in the Plan (but not otherwise defined in this Award Agreement) shall have the same meaning in this Award Agreement as in the Plan.

The Award shall not vest, nor otherwise be settled in Shares unless such vesting/settlement is in compliance with all applicable company law, security law, exchange control regulations and exchange listing requirements, as they are in effect at the time of vesting and settlement of such Award.

EXECUTED by the Company and the Participant on the date first stated above.

SIGNED by the PARTICIPANT EXECUTED by LIFEZONE METALS LIMITED	…………………………………… [Name]
………………………………………………… Director

Appendix - further terms and conditions

1.	vesting CONDITIONS

1.1	Subject to your continued employment / office with Lifezone Metals and its group of companies (the Lifezone Group) through the applicable Vesting Date and satisfaction of the Performance Conditions, your Award will vest on the Vesting Date(s) shown in the table above, unless an event occurs before then which causes the Award (in whole or in part) to either vest early or lapse.

1.2	Once the Award has vested (in whole or in part), the appropriate number of Shares, net of all applicable withholding taxes, will be issued or transferred to a nominee account selected by the Company and held in your name. Such issue or transfer shall take place no later than 30 days from (and including) the applicable Vesting Date. The vesting of the Award is conditional upon you registering and accepting the terms and conditions of such account within 30 days of being requested to do so by the Company.

2.	Performance Conditions

2.1	In addition to the satisfactory performance of your duties, vesting of your Award is conditional upon the satisfaction of the Performance Conditions shown in the table above being met.

2.2	For these purposes, if any of the Performance Conditions are not met by the end of the Measurement Period (in whole or in part), the unvested RSUs to which those Performance Conditions relate will lapse in their entirety (for no payment or compensation) and the Performance Conditions will not be retested.

3.	LOCK-UP PERIOD

3.1	Following vesting, [no lock-up period will apply] OR [a [ ] year lock-up period (in accordance with the terms of your Lock-Up Agreement (as defined in the Business Combination Agreement) will apply to your Shares (net of all applicable withholding taxes). During this time, you will not be able to sell or otherwise transfer your Shares. The lock-up period will continue if you cease to be an employee or officer of the Lifezone Group but will come to an end in the event of a change of control [and/or your death.]

3.2	For the avoidance of doubt, in all cases you will be required to comply with the Company’s internal Share Dealing Code, a copy of which can be requested from the Lifezone Group’s General Counsel.

4.	dividend equivalents

4.1	In accordance with Section 6 (ii) of the Plan, you may, if the Committee sees fit, be entitled to receive dividend equivalents on the vesting of your Award, which shall be settled in additional Shares (unless the Committee determines otherwise).

5.	non-transferability and bankruptcy

5.1	The Award is personal to you. It may not be transferred, assigned, charged, or otherwise disposed of without the Company’s express written consent and shall lapse immediately on any attempt to do so. The Award will not lapse if and when it passes to your personal representatives (or the overseas equivalent) on your death.

5.2	The Award will lapse immediately if you are declared bankrupt (or the overseas equivalent).

6.	cessation of employment

6.1	If you cease to be an employee or officer of the Lifezone Group before the end of the Measurement Period and before the Performance Conditions attaching to your Award have been met (in whole or in part), the following terms and conditions will apply to your unvested Award.

6.2	If you are a ‘Good Leaver’ (see below) the Committee will decide whether and to what extent you will be permitted to retain any unvested Award until the end of the Measurement Period, so that you can continue to benefit from the vesting of such Award (to the extent the Performance Conditions are met following the cessation of your employment / office).

6.3	The Committee may reduce the number of RSUs that you will be permitted to retain in these circumstances by applying a pro-rata reduction to reflect your early departure.

6.4	You will be a Good Leaver if you cease to be employed or hold an office by reason of (i) death, (ii) ill-health, injury or disability (evidenced to the satisfaction of the Committee); (iii) redundancy (within the meaning of the Employment Rights Act 1996) or any relevant overseas equivalent; (iv) retirement (in circumstances that the Committee agrees qualifies as retirement); (v) your office or employment being with either a company which ceases to be a company within the Lifezone Group or relating to a business or part of a business which is transferred to a person who is not a company within the Lifezone Group; or (vi) any other reason, if the Committee so decides in its absolute discretion.

6.5	You will be a ‘Bad Leaver’ for any other circumstances in which you cease to be employed or hold an office, and your unvested Award will lapse in its entirety on the date you cease to be an employee or officer (for no payment or compensation).

6.6	For the purposes of these terms and conditions, if the Company (or your employer in the Lifezone Group) serves notice of termination on you, then you will be treated as ceasing to be an employee or officer on the expiry of such notice or, if earlier, on the last day you work (but including any period of garden leave). If you resign/serve notice of termination on the Company or a company within the Lifezone Group, then you will be treated as ceasing to be an employee or officer on the last day you work for the Lifezone Group (including any period of garden leave).

7.	change of control

7.1	If there is a corporate transaction resulting in a Change of Control of the Company prior to the applicable Vesting Date, Section 8 (Change of Control) of the Plan will apply to the unvested portion of your Award.

8.	Taxation

8.1	No tax liability is expected to arise when the Award is granted.

8.2	A tax liability will become payable if and when the Award vests and you acquire Shares. The Tax Liability will be calculated by reference to the market value of the Shares at that time.

8.3	Your employer in the Lifezone Group is required to withhold and account for all Federal, state and local taxes (including Social Security, Medicare, employee National Insurance contributions or similar tax withholding obligations) due to the tax authorities on your behalf.

8.4	Accordingly, and as a condition of the grant of the Award, the Company is authorised to net settle your Award by withholding a number of Shares sufficient to satisfy any Federal, state or local tax due (including Social Security, Medicare contributions, employee National Insurance contributions or similar).

8.5	If applicable, you will be personally responsible for ensuring any State or local taxes due on vesting are paid. When you sell your Shares, any growth in value may also be subject to additional taxes (depending on your personal circumstances and the price at which the Shares are sold).

8.6	It is the intent of the Company for all US Awards to be exempt from or comply with, and be interpreted in accordance with, Section 409A of the US Internal Revenue Code (as amended and restated from time to time). Notwithstanding the foregoing, the Company makes no representation with respect to such compliance or exemption and shall have no liability to you with respect to the same.

9.	corporate governance requirements

9.1	In the interests of good corporate governance, the Committee is hereby permitted to adjust Awards before they vest, if the vesting outcome does not accurately reflect your personal performance, the underlying performance or financial health of the Company and/or the experience of the Company’s shareholders, employees or other stakeholders.

9.2	This Section 9 also permits the Committee (acting fairly and reasonably) to:

9.2.1	cancel the Award, or reduce the number of Shares subject to the Award before it vests (Malus); and/or

9.2.2	require you to pay back the Shares or pay back an amount equal in value to the Shares received after the Award has vested (Clawback),

for a period of two years following vesting (or such longer period provided for under any applicable policy of the Company and its affiliates), but only if certain exceptionally serious events occur or are discovered to have occurred after the Award has vested (as determined by the Committee in its absolute discretion (acting in good faith).

9.3	These events shall include (i) a material financial misstatement in the Company’s accounts, (ii) circumstances that warrant dismissal for Cause (as defined in the Rules), (iii) behaviour that leads to the insolvency of the Company or any Lifezone Group member and (iv) serious failures in risk management and/or behaviour that causes (or could cause if made public) significant reputational damage to the Company or any Lifezone Group member.

9.4	The Award and any Shares you receive in respect thereof shall be subject to any applicable clawback policy of the Company and its affiliates, including any policy implemented to comply with any applicable law or exchange listing requirement.

10.	RELATIONSHIP WITH EMPLOYMENT

10.1	Your participation in the Plan is entirely discretionary in nature and your rights and obligations under the Plan do not form part of your terms and conditions of employment with the Company (or any company within the Lifezone Group). You will have no rights to compensation or damages on account of any loss in respect of the Award or the operation of the Plan, howsoever that loss arises.

11.	DATA PROTECTION

11.1	For the purpose of operating the Plan, the Company will collect and process information relating to you in accordance with the Company’s privacy notice which is available on the Company’s intranet.

12.	dealing restrictIons

12.1	As the Company is listed on the New York Stock Exchange, Dealing restrictions will apply in respect of both the Award and any resulting Shares in accordance with the rules of that exchange and any applicable U.S. securities laws, rules and regulations. This means that the vesting of an Award may be delayed and/or you may be prohibited from selling Shares, during certain periods in the financial year (including prior to the announcement of the Company’s financial results) and/or if you are in possession of price sensitive information. Please see the internal Share Dealing Code operated by the Company for further information.

13.	General

13.1	You must execute the Award Agreement within 30 days after the Date of Grant (or the date on which it is issued to you, whichever is later), in order for the grant to be valid.

13.2	By accepting the Award, you are deemed to have accepted all the terms and conditions of the Award, as set out in this Award Agreement (and the Plan).

13.3	This Award Agreement (and the Plan) shall in all respects be governed by and be construed in accordance with the laws of Isle of Man to the maximum extent permissible, without giving effect to the principals of conflicts of laws of any state or jurisdiction, and applicable provisions of federal law.

Notes: Certain Country-Specific Provisions

UK

(a)	Prospectus Rules. For the purposes of UK securities law, the Plan, read together with this Agreement, is an employee information document relating to Lifezone Metals Limited which has been prepared in accordance with Article 1(4)(i) (employee offers exempt from requirement to publish prospectus in relation to offer to the public) of the UK version of the Prospectus Regulation (EU) 2017/1129, which is retained EU law by virtue of the European Union (Withdrawal) Act 2018 (and related statutory instruments).

Neither the Plan, this Agreement, nor the Award granted under this Agreement have been approved by the Financial Conduct Authority in the UK.

For the avoidance of doubt this Agreement is not a Prospectus. For the purposes of the above, the Shares are traded on the New York Stock Exchange under Code name ’[   ]’. Further details can be found by following this link:[    ]. Additional information on the Company can be found on its website at [    ].

(b)	s.431 Election. If and to the extent the Participant is notified by the Company that a tax election is required due to the fact that any Award issued to the Participant (or the Shares acquired thereunder) could constitute ‘restricted securities’ for the purposes of Chapter 2 of Part 7 to the Income Tax (Earnings & Pensions) Act 2003 (“ITEPA”), the Participant shall enter into a joint election with the Company (or their employer if different) under section 431(1) of ITEPA in order to disapply all restrictions attaching to such Award (in the form prescribed or agreed by HM Revenue & Customs) and in order to elect to pay income tax (if any) computed by reference to the unrestricted market value (as defined in ITEPA) of the Award no later than 14 days after the acquisition of a beneficial interest in such Shares (or such longer period as HMRC may direct).

(c)	FSMA. Awards granted to Participants in the UK, are granted to Participants who are employees or directors of the Company or an “Affiliate” that is a member of the Company’s Group as determined in accordance with Article 60 of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 (as amended).